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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                (Amendment No._)


                           Exact Sciences Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    30063P105
                                  ------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 30063P105                  13G                      PAGE 2 OF 8 PAGES
          ---------                                           ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Greylock Equity Limited Partnership
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   2,218,126
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 -0-
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              2,218,126
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,218,126
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.3%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 30063P105                  13G                      PAGE 3 OF 8 PAGES
          ---------                                           ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Greylock Equity GP Limited Partnership
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   2,218,126
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 -0-
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              2,218,126
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,218,126
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.3%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 30063P105                  13G                      PAGE 4 OF 8 PAGES
          ---------                                           ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Henry F. Mccannce
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   2,218,126
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 -0-
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              2,218,126
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,218,126
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        12.3%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 30063P105                  13G                      PAGE 5 OF 8 PAGES
          ---------                                           ------------------

ITEM 1(a)                  NAME OF ISSUER:

                           Exact Sciences Corporation

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           63 Great Road
                           Maynard, MA 01754

ITEM 2(a)                  NAME OF PERSON FILING:

                           Greylock Equity Limited Partnership ("GELP"); Greylock Equity GP Limited Partnership ("GEGPLP"), the General Partner of GELP; and Henry F. McCance, the Managing General Partner of GEGPLP ("Managing Partner").

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The address of the reporting persons is:

                           880 Winter Street
                           Waltham, Massachusetts  02451

ITEM 2(c)                  CITIZENSHIP:

                           GELP is a limited partnership organized under the laws of the State of Delaware. GEGPLP is a limited partnership organized under the laws of the State of Delaware. Mr. McCance is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.01 per share (the "Common Stock").

ITEM 2(e)                  CUSIP NUMBER:

                           30063P105

ITEM 3                     DESCRIPTION OF PERSON FILING:

                           Not applicable.

ITEM 4                     OWNERSHIP:

                           (a)      AMOUNT BENEFICIALLY OWNED:


                                    GELP is the record holder of 2,218,126
                                    shares of Common Stock and may be deemed to beneficially own the 2,218,126 share of Common Stock held of record by GELP. GEGPLP, as General Partner of GELP, may be deemed to beneficially own the 2,218,126 shares of Common Stock held of record by GELP. Mr. McCance, as the Managing General Partner of GEGPLP, may be deemed to beneficially own the 2,218,126 share of Common Stock held of record by GELP. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

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CUSIP NO. 30063P105                  13G                      PAGE 6 OF 8 PAGES
          ---------                                           ------------------

                           (b)      PERCENT OF CLASS:

                                    GELP:                     12.3%
                                    GEGPLP:                   12.3%
                                    Mr. McCance:              12.3%


                           (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    GELP may be deemed to have sole power to vote and dispose of 2,218,126 shares of Common Stock. GEGPLP, as the general partner of GELP, may be deemed to have sole power to vote and dispose of the 2,218,126 shares of Common Stock held of record by GELP and Mr. McCance, as the Managing General Partner of GEGPLP, may be deemed to have sole power to vote the 2,218,126 share of Common Stock held of record by GELP.


ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10                    CERTIFICATION:

                           Not applicable.


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CUSIP NO. 30063P105                  13G                      PAGE 7 OF 8 PAGES
          ---------                                           ------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2002.


                                            GREYLOCK EQUITY LIMITED PARTNERSHIP

                                            By:  Greylock Equity GP Limited
                                                 Partnership General Partner



                                                  By: /s/ Henry F. McCance
                                                    ----------------------------
                                                     Henry F. McCance
                                                     Managing General Partner


                                            GREYLOCK EQUITY GP LIMITED
                                            PARTNERSHIP

                                            By: /s/ Henry F. McCance
                                               ---------------------------------
                                               Henry F. McCance
                                               Managing General Partner


                                              /s/ Henry F. McCance
                                            ------------------------------------
                                            Henry F. McCance